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                                                                Exhibit 10.11(a)



                  VOLUNTARY SEPARATION AGREEMENT AND RELEASE



This Voluntary Separation Agreement and Release (the "Agreement") is entered into by and between Lyondell Petrochemical Company (the "Company") and Bob G. Gower ("Executive"). As used in this Agreement, the Company shall include and encompass all of the past, present or future owners, affiliated, related and/or subsidiary entities of the Company, any successor or predecessor in interest to the operations or business of the Company, and all past, present or future directors, officers, employees, agents, attorneys and representatives of the Company and its owners. This Agreement replaces and supersedes any prior separation or severance agreement between Company and Executive.


                                    PREAMBLE


Executive has elected to resign from the position of Chief Executive Officer of the Company effective December 6, 1996 and to retire from his employment with the Company effective February 1, 1997. In recognition of Executive's service to the Company and in response to his decision to retire, the parties have entered into negotiations which have culminated in the following Agreement.


                                   AGREEMENT


In consideration of the mutual promises and undertakings of the parties, the sufficiency of which is recognized and accepted by each of the parties, it is agreed as follows:

     1. VOLUNTARY RESIGNATION. Executive shall and does hereby voluntarily resign as Chief Executive Officer of the Company on December 6, 1996. Executive also shall and does hereby voluntarily resign as an employee of the Company on January 31, 1997. For
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     the duration of Executive's employment, he shall receive his present rate of salary and comprehensive benefits package, including any increases in same which are awarded to him by the Compensation Committee.

     If Executive continues to serve as a member of the Company's Board of Directors following his resignation from Company employment, Company and Executive agree that he shall participate solely as a Non-Employee Director. Executive acknowledges that his prior employment with the Company may restrict his participation on certain committees of the Board, specifically the Compensation Committee, as a matter of law.

     2. SEVERANCE PAYMENT. In addition to any other amounts payable under this Agreement, Company shall pay Executive a lump-sum payment in cash in the amount of two (2) times the Executive's current annual base salary, including any salary paid on a deferred basis, such as amounts contributed by or on behalf of Executive under (i) the Company's 401(k) and Savings Plan, (ii) the Company's Health Care Account Plan or any similar plan described in Section 125 of the Internal Revenue Code of 1986, as amended, or (iii) the Company's Executive Deferral Plan or other "excess benefit plan" as defined in the Employee Retirement Income Security Act of 1974, as amended. Base pay shall not include any income attributable to stock options, stock appreciation rights, performance awards, dividend credits, and restricted stock granted under, and dividends on shares acquired pursuant to, any stock option plan, restricted stock plan or performance unit plan.

     If a Change in Control occurs in 1997, Executive shall be entitled to an
     additional one (1) year's annual base salary.   For purposes of this
     Agreement, Change in Control shall mean a Change in Control as defined in the prior Executive Severance Agreement between Executive and Company dated August 28, 1996.

     3. SUPPLEMENTARY BENEFITS. Pursuant to Section 2.6 of the Lyondell Petrochemical Company Supplementary Executive Retirement Plan (the "Lyondell SERP"), Executive

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     shall receive a special supplementary benefit payment. This payment shall be determined by calculating the amount generally payable under Article II of the Lyondell SERP as if that calculation included (x) an additional five
     (5) years of age and of service with the Company as of January 31, 1997 and
     (y) Executive's current annual base pay plus bonus. "Bonus," for purposes of this calculation, shall mean one third (1/3) of the cash amount of the Value Share Plan award paid to Executive in 1996 for his 1995 performance. This special supplemental benefit payment shall be paid in addition to the general benefit to which Executive is already entitled under the Lyondell SERP. The special supplemental benefit shall be paid to Executive in the same payment form Executive elects for payment of his general benefit payment from the Lyondell SERP. Following payment of these special and general supplementary benefits, no further payment will be due to Executive from the Lyondell SERP.

     4. AWARDS. Company agrees that, as a retiree, Executive's shares of restricted stock awarded under the Company's Restricted Stock Plan shall vest on his retirement on February 1, 1997. Any unvested stock options granted to Executive under Company's Long-Term Incentive Plan shall vest effective with Executive's retirement on February 1, 1997. Executive also shall be eligible for the full amount of any Value Share Plan award payable in 1997.

     In addition to payments under the Company's Value Share Plan, Executive shall be paid the following amounts for his prior service with the Company. In 1998, Executive shall be paid an amount equal to the total amount he would have received in 1998 under the Value Share Plan had Executive continued as an officer of the Company throughout 1997. In 1999 through 2002, Executive shall be paid an amount equal to a pro-rated hypothetical Value Share Plan award calculated as follows:

     Executive's pro-rated award shall be determined by first multiplying a hypothetical award pool by 35% to determine a total amount. This hypothetical award pool shall be based solely on the MVA and EVA used to calculate Value Share Plan awards payable by the

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     Company in 1999 through 2002. Pro-rated award payments in 1999 through 2002 shall be a percentage of this total amount, as follows:

                       1999           80% of total amount
                       2000           60% of total amount
                       2001           40% of total amount
                       2002           20% of total amount

     If the Company's Value Share Plan terminates for any reason before all payments under this paragraph have been made, the Company shall use an average of Executive's last three full Value Share Plan payments to determine the total amount for purposes of calculating remaining payments.

     These bonus payments shall be paid entirely in cash. The Value Share Plan award payable in 1997 shall be paid as soon as practical after it is awarded. These cash payments are in lieu of any restricted stock or any deferred cash payment which the Compensation Committee could have otherwise awarded.

     Executive waives any claim of eligibility or right to payment under any other bonus or incentive program of Lyondell Petrochemical Company other than Executive's participation in any Lyondell Petrochemical Company stock option program or the Executive Long-Term Incentive Plan.

     5. DEFERRAL BENEFITS. Executive and the Company acknowledge that Executive has previously elected to defer compensation pursuant to one or more Participation Agreements under the Deferral Plan.

     Consistent with these elections and Executive's timely execution of this Agreement under paragraph 21, and to the extent permitted by the Deferral Plan, on January 31, 1997, the Company shall credit Executive's account under the Deferral Plan with an amount up to,

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     but not to exceed, the total of his unfulfilled deferral commitments under those Participation Agreements. For purposes of this paragraph, unfulfilled deferral commitments of Executive's Value Share Plan award for 1996 shall be equivalent to the amount of the 1995 deferral commitment for the Value Share Plan.

     The amount to be deferred shall include payments under paragraphs 2 and 6 and an amount up to the total lump sum value of Executive's special supplementary benefit under the Lyondell SERP, as determined in accordance with paragraph 3. The amount of any special supplementary benefit in excess of the amount credited to Executive's account under the Deferral Plan, if any, shall be paid to Executive in the same form of payment Executive has elected for payment of his general benefit payment from the Lyondell SERP. Executive understands that if this Agreement is not executed in a timely basis, in accordance with paragraph 21, the Company may be unable to credit these sums to Executive's account under the Deferral Plan and they will be paid to him directly after the Effective Date.

     Executive's outstanding deferrals shall be subject to the Designation of Distribution Options which he has made for those deferrals regarding the time and form of payment of his deferred compensation.

     6. VACATION. Executive and Company agree that he shall be entitled to vacation pay for 1996 and 1997, in accordance with the Company's vacation policy.

     7. MEDICAL BENEFITS. Executive and his dependents shall participate in the Lyondell Petrochemical Company Executive Medical Insurance Plan (Lyondell Medical Plan) as a retired executive. If the Plan is amended, terminated or otherwise modified in the future, Executive and his dependents shall continue to participate in a successor medical plan, provided however, that in any event Executive and his dependents shall be provided with such medical benefits that are equal to those provided (i) to active Lyondell Petrochemical Company executives and their dependents or (ii) if for any reason there are

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     no active Lyondell Petrochemical Company executives, to retired Lyondell
     Petrochemical Company executives and their dependents assuming that Executive is not the only retired Lyondell Petrochemical Company executive or (iii) if for any reason there are no retired Lyondell Petrochemical Company executives other than Executive, to any former Lyondell Petrochemical Company executives and their dependents employed by the successor, if any, to the business of Lyondell Petrochemical Company and provided further, nothing in this paragraph shall be construed to limit any usual or customary offset to Executive's benefits with respect to any government sponsored program that provides medical benefits to retired persons.

     All benefits, rights and obligations of the parties contained in the Executive Medical Plan continue unaffected by this Agreement and the Executive Medical Plan shall be governed by its terms.

     8. FINANCIAL COUNSELING. In accordance with and subject to the terms of the Lyondell Petrochemical Company Policy on Financial Counseling and Individual Income Tax Service for Executives, the Company agrees that Executive shall be eligible for full benefits under the Policy in 1997 and shall be reimbursed for services with respect to Executive's 1997 individual income tax return.

     9. EXECUTIVE LIFE INSURANCE AND LONG TERM DISABILITY BENEFITS. Executive shall continue coverage as a Retiree under the Company's Executive Life Insurance Plan. With respect to the Company's Long Term Disability Plan, Executive shall be eligible to convert to an individual policy following his termination of employment due to retirement, as provided under the terms of that plan.

     10. TOTAL BENEFITS. Executive agrees that the benefits described in this Agreement are in lieu of any other separation allowance or payment of any kind, including any special termination payment or allowance under the Lyondell Special Termination Plan. Executive agrees that he is not entitled to an allowance under the Special Termination Plan and further

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     agrees that, if, for any reason he is determined to be eligible for an allowance under the Special Termination Plan, or for any other special Company benefits or allowances, other than as provided under the benefit plans described in the following sentence, he hereby waives any claim of eligibility for any such allowance or other special pay or benefits. If it is determined, whether by an arbitrator pursuant to the arbitration provisions of this Agreement or by the final decision of a court of competent jurisdiction, that Executive cannot waive any claim to these benefits, allowances or special pay for any reason, Executive expressly agrees that the entire amount paid under this Agreement shall be offset from any amount to which he is found to be entitled. Except as otherwise specifically provided in this Agreement, including the mutual release contained in paragraph 15, does not alter or modify any rights Executive has as a participant under the Lyondell Petrochemical Company Retirement Plan, the Lyondell SERP, the Lyondell Petrochemical Company Executive Deferral Plan, the Lyondell Petrochemical Company Executive Supplementary Savings Plan, the Lyondell Petrochemical Company Executive Life Insurance Plan, the Lyondell Petrochemical Company Executive Disability Plan, the Lyondell Petrochemical Company Medical Plan, or the Lyondell Petrochemical Company Dental Plan.

     11. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The balance of payments of any nature under this Agreement shall be forfeited if the Board of Directors of the Company, based on advice of independent counsel, determines that Executive has engaged in gross misconduct harmful to the Company, has committed a criminal violation harmful to the Company, or had concealed actions described above which otherwise would have brought about Executive's termination without this Agreement. Notwithstanding these conditions, no action or omission made in Executive's good faith exercise of business judgment while an officer of the Company or member of the Company's Board of Directors shall result in any forfeiture under this paragraph.

     12. CONFIDENTIALITY AND NON-DISCLOSURE. Executive acknowledges signing and agreeing to a specific confidentiality agreement during the term of his employment. The

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     terms of that confidentiality agreement are made a part of this Agreement as though restated here in full, and they are not modified or amended except as provided in this paragraph. The parties agree that all business plans, strategies, product development information, trade secrets, records, papers, information and documents related to the current and future operations of the Company to which Executive may have had access in the course of his employment, other than matters available to the public or which have otherwise been previously disclosed to persons other than Executives and agents of the Company, are considered "confidential information" by the Company and will remain the property of the Company. Executive agrees that he will return any and all such materials to the Company. Executive will not be permitted, either directly or indirectly, under any circumstances or at any time, to use in any way or to disclose to any person, firm, association or corporation, except with the express written authorization of the Company, any confidential information acquired in the course of his employment with the Company. Any and all information relating to ideas, concepts, discoveries, improvements, devices, processes, products, computer programs, customer lists, prospect lists, finances and/or any other information gained by Executive during his employment are included in the scope of this restriction.

     Notwithstanding the restrictions above, Executive shall not be prohibited from responding to any question presented to him in connection with any judicial or administrative proceeding or under authority of any court or administrative agency with subpoena powers, and any such response shall not be a violation of any provision of this agreement.

     Executive agrees that he will keep the provisions of this Agreement completely confidential and that, except as may be required by law, he will not hereafter disclose any information concerning this Agreement to anyone except his immediate family, tax advisor, financial advisor and/or legal counsel, or as may be required by law.

     13. TAXES.   Executive acknowledges that the Company may withhold any taxes it is required by law to withhold on any payment made to Executive pursuant to this Agreement.

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     14. COMBINED GROSS-UP PAYMENT ON CHANGE IN CONTROL.  In the event that any payment under this Agreement is determined to be a "parachute payment" as defined in the Internal Revenue Code, due to a Change in Control within the twelve month period following this Agreement, and the payment is or becomes subject to the tax imposed by Section 4999 of the Internal Revenue Code or such similar tax that may be hereafter imposed ("Excise Tax") Company shall pay to Executive an additional cash amount ("Combined Gross-up Payment") such that the net amount retained by Executive after reduction for (i) any Excise Tax on the payment and (ii) any federal, state, and local income or employment tax and Excise Tax payable with respect to the Combined Gross-up Payment, shall equal the payments under this Agreement determined to be parachute payments. For purposes of determining the amount of the Combined Gross-up Payment, Executive shall be deemed (i) to pay federal income tax at the highest stated rate of federal income taxation (including surtaxes, if any) for the calendar year in which the combined Gross-up Payment is to be made and (ii) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year in which the Combined Gross-up Payment is to be made.

     15. MUTUAL RELEASE. The signatories to this Agreement, and their respective heirs, assigns, and executors, including those individuals and entities which the signatories represent, mutually remise, release and forever discharge each and the other, their heirs, executors, administrators, successors and assigns from any and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which against the other they may have ever had, now have or might have had, by reason of any manner, cause or thing whatsoever, including, but not limited to, claims arising under any federal state or local law for breach of an implied covenant of good faith and fair dealing, breach of contract, defamation, slander, negligent misrepresentation, fraud, and intentional or negligent interference with business relations, to the date of this general mutual release, termination, or 7 days after the execution of this release, whichever is the

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     later. Notwithstanding the preceding provisions of this paragraph, this release does not apply to any claim of the Company arising under paragraph 11 of this Agreement or other claims arising out of any obligations or terms and conditions set forth in this Agreement or any claim for benefits that become payable to Executive after the execution of this Agreement.

     16. STATUTORY RELEASE. In addition to the foregoing mutual release, and in consideration for the special supplementary benefit and other benefits provided to Executive by the Company, Executive releases and discharges the Company, its owners, its predecessors, successors, subsidiaries, Executives, officers and directors from any and all claims arising under federal, state or local laws prohibiting discrimination or claims growing out of any legal restriction on the Company's right to terminate its Executives including, but not limited to, claims under the Age Discrimination in Employment Act, 29 U.S.C. 626, et. sec., Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871, the Americans with Disabilities Act, each of the foregoing as amended by the Civil Rights Act of 1991, or the Texas Commission on Human Rights Act.

     17. SURVIVAL OF BENEFITS. This Agreement and all payments hereunder, including severance payments and payments of any benefits under either the plans identified herein or any other plans in which Executive is a participant, shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

     18. INDEMNIFICATION. Following his retirement, Executive shall continue to be entitled to those indemnification rights which apply under the Company's indemnification obligation to Executives as contained in the Company's Articles of Incorporation or By-Laws and in the Indemnification Agreement between Executive and Company dated October 24, 1988.

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     19. COOPERATION IN LEGAL PROCEEDINGS. Executive agrees that he will cooperate with the Company in providing information, including testimony at trial, or in deposition, if needed, regarding any claims filed against the Company which are based on factual allegations about which Executive has knowledge.

     20. PRESENTATION ADVISORY. Executive was presented this Agreement on November 7, 1996. Executive expressly acknowledges that he has been offered and given at least 21 calendar days in which to consider and review this Agreement prior to signing it, that such time has been sufficient to permit him to review its terms, and that he has been (and is hereby) advised to consult with legal counsel of his choice concerning the terms of this Agreement prior to signing it. Executive specifically acknowledges that he fully and completely understands the terms of this Agreement and their significance, that he accepts its terms and enters into the Agreement freely and voluntarily.

     21. EFFECTIVE DATE. Subject to the last sentence of this paragraph, this Agreement shall become effective: seven (7) calendar days after the date this Agreement (i) is signed by Executive, as evidenced by the date adjacent to the signature of Executive at the end of this Agreement, and
     (ii) is delivered into the possession of the Company, subject to the following sentence. This Agreement shall not be effective and shall be deemed null and void as if never made if prior to the Effective Date determined under the preceding sentence, Executive revokes his earlier acceptance of this Agreement, which revocation must be in writing and delivered into the possession of the Company on or prior to such Effective Date.

     The Company shall have a reasonable time following the later of the Effective Date of this Agreement or February 1, 1997 to pay Executive any net amount due under the terms of this Agreement other than benefits becoming payable under the Company's benefit plans as a result of Executive's retirement, except as provided under paragraph 4 and as provided below.

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     The Company shall credit Executive's account under the Deferral Plan, per paragraph 5, prior to Executive's termination of employment but only if Executive executes this Agreement in sufficient time so that the Effective Date is on or before January 31, 1997.

     22. AGREEMENT CONSTRUCTION. It is agreed and understood that this Agreement contains the entire understanding of the parties and that with the exception of the various plan documents pertaining to the various benefit plans referenced throughout this Agreement, there are no additional or other promises, representations, terms or provisions applicable to the parties other than those expressly contained herein, and that all prior negotiations and agreements are merged and integrated into this Agreement. This Agreement shall be construed as though jointly drafted by the parties and it shall not be construed presumptively in favor of or against either party. Nothing in this Agreement shall be deemed to create a commitment of continued employment of Executive by the Company or any of its subsidiaries. Except to the extent preempted by federal law, Texas law shall be applicable to this Agreement. This Agreement shall not be modified except in writing by each of the parties, which writing shall specifically reference this Agreement. If any part of this Agreement is found invalid or unenforceable, the remainder of the Agreement shall not be affected.

     23. ARBITRATION. Subject only to the final sentence of this paragraph, any dispute concerning the terms or enforcement of this Agreement shall be submitted to binding arbitration. The arbitration shall be held in Harris County, Texas, unless otherwise mutually agreed by the parties. The arbitrator shall be appointed and the arbitration held in accordance with the rules of the Center for Public Resources ("CPR") Rules for Non-Administered Arbitration of Business Disputes.

     Any arbitration between Executive and Company pursuant to this Agreement shall be governed by the United States Arbitration Act, 9 U.S.C. (S)(S)1-16 (or its successor). If the

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     employer/employee agreement based on precedential legal authority, the parties agree to arbitrate any dispute under the Texas General Arbitration Act, V.A.T.S. Art. 238-6 et. seq. (or its successor).

     Each party shall bear its own costs and attorneys fees. However, if the Company initiates the arbitration and is determined by the arbitrator, as a matter of final and binding arbitration under this Section, to be the non-prevailing party, then the Company will be responsible for all costs and expenses of the arbitration and CPR, and all filing or other associated fees and shall reimburse the prevailing party for his costs and expenses, including attorneys fees previously paid. The arbitrator must specify which of the parties is the non-prevailing party. Demand for arbitration must be made within ninety (90) days of the date the party demanding arbitration reasonably should have known of any alleged breach.

     Notice of the alleged breach, including a complete description of the facts giving rise to the alleged breach, the question or questions to be submitted for decision or award by arbitration and the relief or remedy sought must be given to the allegedly breaching party at least ten (10) days before the demand for arbitration is made. A copy of the arbitration notice shall be concurrently provided to CPR, along with a copy of this Agreement and a request to appoint an arbitrator.

     The decision of the arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the United States Arbitration Act or other applicable arbitration law pursuant to this section. Judgment on the arbitration award may be enforced and entered as a judgment with a court of competent jurisdiction, and, except as provided in the following sentence, shall be the parties' exclusive remedy. Notwithstanding the foregoing, if either party claims that the actions of the other, including any which may be deemed in

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     harm or should otherwise should be enjoined, the claiming party may seek immediate, preliminary and permanent injunctive relief in and through any court of competent jurisdiction.



IN WITNESS OF WHICH, the parties have executed this Agreement on the date set forth below.


        December 2, 1996                       /s/  BOB G. GOWER
Date: ________________________          ____________________________________
                                                    BOB G. GOWER



                                        LYONDELL PETROCHEMICAL COMPANY

        December 2, 1996                      /S/  RICHARD W. PARK
Date: ________________________          ____________________________________
                                        BY:        RICHARD W. PARK

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